Exhibit 99.1

Shengkai Innovations to Present at Roth Capital Partners 21st Annual OC Growth Stock Conference

Thursday February 5, 11:14 am ET

TIANJIN, China, Feb. 5 /PRNewswire-Asia-FirstCall/ -- Shengkai Innovations, Inc. (OTC Bulletin Board: SKII - News; "Shengkai Innovations" or the "Company"), a leading industrial valve supplier in the People's Republic of China ("PRC"), announced today that the Company will present at the upcoming Roth Capital Partners 21st Annual OC Growth Stock Conference held February 16-18, 2009 in Dana Point, California.

The date, time and location of Shengkai Innovations' presentation at the conference are as follows:

Date:    Tuesday, February 17, 2009
Time:    5:00-5:30 PM Pacific Time
Venue:   Track 5
The Ritz Carlton Laguna Niguel
One Ritz-Carlton Drive
Dana Point, California 92629
Webcast: http://www.wsw.com/webcast/roth20/skii.ob/

A replay of the webcast will be available for 90 days following the presentation using the same link.

The Roth 21st Annual OC Growth Stock Conference will bring together executives from approximately 200 growth companies. This event is designed to provide investors with a unique opportunity to gain insight into leading companies across all sectors. The Company's management will present at the conference. For more information or for updates in the presentation schedule, please view http://www.roth.com or email conference@roth.com ..

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer that is able to produce large-sized ceramic valves with calibers of 150mm or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 300 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

For further information, please contact:

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com

Linda Salo, Financial Writer
Tel:   +1-646-922-0894
Email: linda.salo@ccgir.com
URL:   http://www.ccgirasia.com